Exhibit 99.02

[LETTERHEAD OF BRYANT PARK CAPITAL, INC.]

Special Committee of the Board of Directors

Tangram Enterprise Solutions, Inc.

11000 Regency Parkway, Suite 301

Cary, North Carolina 27511

Members of the Special Committee:

Bryant Park Capital, Inc. (“Bryant Park Capital”) hereby consents to the inclusion of the letter of Bryant Park Capital to the Special Committee of the Board of Directors of Tangram Enterprise Solutions, Inc. (“Tangram”) as Annex C to, and to the reference thereto under the captions “SUMMARY—Valuation by Tangram’s Financial Advisor” and “THE MERGER—Valuation by Tangram’s Financial Advisor” in, the Proxy Statement/Prospectus relating to the proposed merger involving Tangram and Opsware Inc. (“Opsware”), which Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Opsware. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ BRYANT PARK CAPITAL, INC.

BRYANT PARK CAPITAL, INC.

New York, New York

December 19, 2003